Exhibit 10.3

COLLABORATIVE RESEARCH AGREEMENT

This Agreement dated for reference the 1st day of September, 2000.

BETWEEN:

GENEMAX PHARMACEUTICALS CANADA INC., a corporation incorporated under the laws of the Province of British Columbia and having a registered office at 1260 - 999 West Hastings Street, Vancouver, British Columbia V6C 2W2

(the “Sponsor”)

AND:

GENEMAX PHARMACEUTICALS INC., a corporation incorporated under the laws of the State of Delaware and having a registered and records office at 1260 - 999 West Hastings Street, Vancouver, British Columbia V6C 2W2

(“Genemax U.S.”)

AND:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia V6T 1W5

(the “Research Organization”)

WHEREAS:

A. The research program contemplated by this Agreement is of mutual interest and benefit to the Research Organization and to the Sponsor, will further the instructional and research objectives of the Research Organization in a manner consistent with its status as a non-profit, tax- exempt, educational institution, and may derive benefits for both Sponsor and Research Organization through inventions, improvements, and/or discoveries;

B. Genemax U.S. and the Research Organization have entered in the License Agreement attached hereto as Schedule “A”;

C. The parties acknowledge that Dr. Wilfred A. Jefferies (“Dr. Jefferies”) has an appointment within the Research Organization and is also a shareholder of Genemax U.S. and that Dr. Jefferies will be required to comply with the policies of the Research Organization relating to conflicts of interest;

D. The Sponsor is a wholly owned subsidiary of Genemax U.S.; and

E. The parties have agreed to terminate a research agreement dated June 1, 2000 to be superseded by this Agreement.

                  NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

1.0 DEFINITIONS

1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

(a)	“Confidential Information” shall mean any and all knowledge, know-how, information, and/or techniques disclosed by the one party (referred to in this capacity as the “Provider”) to another (referred to in this capacity as the ‘Recipient’) relating to the Project, including, without limiting the generality of the foregoing, all research, data, specifications, plans, drawings, prototypes, models, documents, records, instructions, manuals, papers, or other materials of any nature whatsoever, whether written or otherwise, relating to same. In order to constitute “Confidential Information” for the purposes of this Agreement, the Provider must clearly identify it in writing as being confidential, or if the disclosure takes place orally or in some other non-tangible form, the Provider must summarize it in writing and identify it as being confidential within thirty (30) days of making the disclosure. Furthermore, such disclosures shall not be considered “Confidential Information” for the purposes of this Agreement if and when it:

(i)	is made subject to an order by judicial or administrative process requiring the Recipient to disclose any or all of the Confidential Information disclosed to it by the Provider, provided however that the Recipient shall promptly notify the Provider and allow the Provider reasonable time to oppose such process before disclosing any of the Confidential Information disclosed to it by the Provider;

(ii)	is published or becomes available to the general public other than through a breach of this Agreement;

(iii)	is obtained by the Recipient from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Discloser;

(iv)	is independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Confidential Information disclosed to it by another party to this Agreement as evidenced by the Recipient’s business records; or

(v)	was possessed by the Recipient prior to receipt from the Provider, other than through prior disclosure by the Provider, as evidenced by the Recipient’s business records;

(b)	“Contract Period’ shall mean May 1, 2000 through August 31, 2001;

(c)	“Investigator” shall mean Dr. Jefferies of the Biotechnology Laboratory at The University of British Columbia;

(d)	“License Agreement” shall mean the License Agreement attached hereto as Schedule “A”;

(e)	“Project’ shall mean the project as described in Schedule “B” hereof;

(f)	“Research Organization Intellectual Property” shall mean, individually and collectively, all inventions, improvements, and/or discoveries which are conceived and/or made solely by one or more employees of the Research Organization during the Contract Period in the performance of the Project but will exclude Improvements as defined in Schedule “A” attached hereto.

2.0 RESEARCH WORK

2.1 The parties agree that the research agreement dated June 1, 2000 between Genemax U.S. and the Research Organization is hereby terminated and is superseded by this Research Agreement.

2.2 The Research Organization shall commence the performance of the Project promptly after the effective date of this Agreement, and shall use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Sponsor and the Research Organization may at any time amend the Project by mutual written agreement.

2.3 In the event that the Investigator becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, the Research Organization and the Sponsor shall each have the option to terminate the Project and this Agreement by providing the other party with written notice of same.

2.4 In the performance of all services hereunder:

(a)	the Research Organization shall be deemed to be and shall be an independent contractor;

(b)	neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter; and

(c)	neither party shall be bound with respect to third parties by the acts or conduct of the other.

3.0 REPORTS AND CONFERENCES

3.1 Interim written project reports shall be provided by the Research Organization to the Sponsor every six (6) months during the Contract Period, and a final project report shall be submitted by the Research Organization to the Sponsor within sixty (60) days after the conclusion of the Contract Period or early termination of this Agreement, whichever is sooner.

3.2 A financial statement shall be submitted by the Research Organization to the Sponsor within sixty (60) days after the conclusion of the Contract Period or early termination of this Agreement, whichever is sooner, any amount received by the Research Organization in excess of the allowable paid or accrued expenses will be returned to the Sponsor.

3.3 During the term of this Agreement, representatives of the Research Organization will meet with representatives of the Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Project.

4.0 COSTS, BILLINGS, AND OTHER SUPPORT

4.1 It is agreed to and understood by all parties that, subject to Article 4.2, the total costs to the Sponsor hereunder shall be $498,980.00 (Canadian). The parties acknowledge that any budget categories that may be set forth in the description of the Projectare estimates only and that changes from category to category may be made at the Research Organization’s discretion. Invoices shall be issued to the Sponsor by the Research Organization in accordance with the following schedule:

1)	the Research Organization acknowledges that it has received the sum of $124,725 from the Sponsor;

2)	Due September 30, 2000:	$124,725;

3)	Due January 1,2001:	$124,725; and

4)	Due March 31, 2001:	$124,725.

The Research Organization reserves the right to suspend work on the Project or to terminate the Project and this Agreement by delivering written notice of same to the Sponsor if the Sponsor fails to pay any invoiced amount within fifteen (15) days after the invoice is issued.

4.2 Notwithstanding anything to the contrary in this Agreement, in the event of early termination of this Agreement, the Sponsor shall pay all costs and liabilities relating to the Project which have been incurred by the Research Organization as of the date of receipt of notice of such termination. For greater certainty, such costs and liabilities shall include all non-cancellable obligations including payments in lieu of reasonable notice for technicians, graduate students, and other staff assigned to the Project.

5.0 PUBLICITY

5.1 Notwithstanding anything to the contrary in this Agreement, the Research Organization may disclose the identity of the Sponsor, the title of the Project, the name of the Investigator, the Contract Period, and the amount of funding being provided by the Sponsor in support of the Project. Except as provided by the foregoing, neither party may use the name of the other, nor of any member of the others Project staff, in any publicity, advertising, or news release without the prior written approval of an authorized representative of the other.

6.0 CONFIDENTIALITY

6.1 The Recipient shall not use the Confidential Information provided to it by the Provider, directly or indirectly, for any purpose other than as specifically set forth in this Agreement.

Without limiting the generality of the foregoing, the Recipient shall not use, manufacture, or sell the Provider’s Confidential Information or any device or means incorporating any of the Provider’s Confidential Information, and shall not use any of the Provider’s Confidential Information as the basis for the design or creation of any device or means.

6.2 The Recipient shall keep and use all of the Provider’s Confidential Information in confidence and shall not disclose any part of the Provider’s Confidential Information to any person, firm, corporation, or other entity.

6.3 Subject to Article 5.1, the Sponsor requires of the Research Organization, and the Research Organization agrees insofar as it may be permitted to do so at law, that this Agreement and Appendices, and each part of them, are confidential and shall not be disclosed to third parties, as the Sponsor claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Sponsor’s competitive position.

6.4 Notwithstanding any termination or expiration of this Agreement, the obligations of confidentiality set forth in this Article 6 shall survive and continue to be binding upon the Recipient, its successors, and assigns until three (3) years after such termination or expiration.

7.0 PUBLICATIONS

7.1 The Sponsor acknowledges that the policies of the Research Organization require that the results of the Project be publishable, subject to Article 6. The parties therefore agree that researchers engaged in the Project shall not be restricted from presenting at symposia, national, or regional professional meetings, or from publishing in abstracts, journals, theses, or dissertations, or otherwise, whether in printed or in electronic media, methods and results of the Project, provided however that:

(a)	the Research Organization provides the Sponsor with copies of any proposed publication or presentation at least forty-five (45) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party; and

(b)	the Sponsor has not, within thirty (30) days after receipt of said copies, objected in writing to such proposed presentation or proposed publication in accordance with Article 7.2 of this Agreement.

7.2 The Sponsor may object to a proposed presentation or proposed publication on the grounds that it contains Confidential Information that was disclosed to the Research Organization by the Sponsor or on the grounds that it discloses patentable subject matter which needs protection. In the event that the Sponsor makes such objection on the former ground, the Research Organization shall ensure that its researchers remove such Confidential Information immediately from the proposed presentation or publication, after which the Research Organization and its researchers may proceed with said presentation or publication. In the event that the Sponsor makes such an objection on the latter ground, it shall be deemed to be a direction to the Research Organization to file a patent application pursuant to Article 8.2, and the Research Organization shall ensure that its researchers refrain from making such publication or presentation until Research Organization has filed one or more patent applications with one or more patent offices directed to such patentable subject matter, or until three (3) months have elapsed from date of receipt of such written objection from the Sponsor by the Research Organization, whichever is sooner, after which the Research Organization and its researchers may proceed with said presentation or publication. For greater certainty, a provisional patent application shall be considered to be a patent application in the United States of America for the purposes of this Agreement.

8.0 INTELLECTUAL PROPERTY

8.1 The parties acknowledge and agree that all rights and title to Research Organization Intellectual Property shall belong to the Research Organization.

8.2 The Research Organization will promptly notify Sponsor of any Research Organization Intellectual Property. The Sponsor may direct that one or more patent applications be filed in respect of such Research Organization Intellectual Property, as the case may be, in which case the Research Organization shall promptly prepare, file, and prosecute such patent applications in such jurisdictions as the Sponsor directs in the name of the Research Organization. The Sponsor shall bear all costs incurred in connection with the preparation, filing, prosecution, and maintenance of such patent applications and shall cooperate with the Research Organization to assure that such patent applications cover, to the best of the Sponsor’s knowledge, all items of commercial interest and importance. While the Research Organization shall be responsible for making final decisions regarding the scope and content of such patent applications and the prosecution thereof, the Sponsor shall be given an opportunity to review and provide input thereto. The Research Organization shall keep the Sponsor advised as to all developments with respect to such applications and shall promptly supply the Sponsor with copies of all papers received and filed in connection with the prosecution thereof in sufficient time for the Sponsor to comment thereon.

8.3 If the Research Organization wishes to obtain patent protection in respect of Research Organization Intellectual Property above that for which the Sponsor wishes to provide its financial support pursuant to Article 8.2, the Research Organization shall be free to file or continue prosecution or maintain any such applications and to maintain any protection issuing thereon at its own expense.

9.0 GRANT OF RIGHTS

9.1 The Research Organization grants the Sponsor the option to obtain a royalty-bearing license to use or otherwise exploit Research Organization Intellectual Property subject to terms and conditions determined in accordance with Article 9.3. Said option shall subsist with respect to each item of Research Organization Intellectual Property for a period of six (6) months after said item has been disclosed in writing by the Research Organization to the Sponsor and may be exercised within this period by the Sponsor delivering written notice of same to the Research Organization.

9.2 Notwithstanding 9.1, any Research Organization Intellectual Property that is described in the definition of “Improvements” as set out in the License Agreement attached as Schedule “A” hereto will be subject to the terms of that agreement

9.3 If the Sponsor exercises its option pursuant to Article 9.1, the parties shall negotiate in good faith to determine the specific terms and conditions on which the license shall be granted by the Research Organization to the Sponsor. If the parties are unable to agree upon such specific terms and conditions within a period of six (6) months after the date when the Sponsor exercised its option, either party shall have the right to have the terms and conditions which are still in issue determined by an arbitrator in accordance with Article 15. Said arbitrator shall be required to determine such outstanding terms and conditions:

(a)	in accordance with generally accepted industry standards where such terms and conditions relate purely to financial matters such as minimum annual royalty amounts, percentage royalty rates, and performance requirements; and

(b)	in accordance with the current licensing practices of The University of British Columbia in all other matters including, without limiting the generality of the foregoing, matters of indemnification, insurance, confidentiality, use of trade-marks or names of Research Organization personnel, and disclaimer of warranty.

9.4 Subject to Articles 7 and 8, the Sponsor has the right to publish, distribute and reproduce any and all data created in the Project.

10.0 TERM AND TERMINATION

10.1 This Agreement shall be deemed to have come into force upon the beginning of the Contract Period and shall continue in effect for the full duration of the Contract Period unless sooner terminated in accordance with the provisions of this Article. The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign. Either party may terminate this agreement upon ninety (90) days prior written notice to the other.

10.2 In the event that either party hereto shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within thirty (30) days after receipt of written notice thereof from the other party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect and such termination shall be effective as of the date of the receipt of such notice.

10.3 Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement pursuant to Articles 8 and 9. No termination of this Agreement, however effectuated, shall release the parties hereto from their rights and obligations under Articles 4.2, 5, 6,10.4, or 12.

10.4 Forthwith upon the termination of this Agreement, the Recipient shall cease to use the Provider’s Confidential Information in any manner whatsoever and upon the written request of the Provider shall forthwith deliver up to the Provider all of the Provider’s Confidential Information in the Recipient’s possession or control, together with a certificate certifying that no copies have been made or retained.

11.0 DISCLAIMER OF WARRANTY

11.1 The Research Organization makes no representations or warranties, either express or implied, with respect to the data or other results arising from the Project or with respect to any Confidential Information it may disclose to the Sponsor. The Research Organization specifically disclaims any implied warranty of non-infringement or merchantability or fitness for a particular purpose and shall in no event be liable for any loss of profits, be they direct, consequential, incidental, or special or other similar or like damages arising from any defect, error or failure to perform, even if the Research Organization has been advised of the possibility of such damages. The Sponsor hereby acknowledges that the Project is of an experimental and exploratory nature, that no particular results can be guaranteed, and that it has been advised by the Research

Organization to undertake its own due diligence with respect to all matters arising from this Agreement.

12.0 INDEMNITY

12.1 The Sponsor hereby indemnifies, holds harmless and defends the Research Organization, its Board of Governors, directors, officers, employees, faculty, students, invitees, and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the receipt or use by the Sponsor of any of the Research Organization’s Confidential Information, the Research Organization Intellectual Property, the background Intellectual Property, the Joint Intellectual Property, the Sponsor Intellectual Property, or any data or other results arising from the Project including, without limiting the generality of the foregoing, any damages or losses, consequential or otherwise, arising from or out of same, howsoever the same may arise.

13.0 EQUIPMENT

13.1 The equipment listed in Schedule “C”(“Sponsor Equipment”) will be purchased by the Sponsor without using the purchasing services of the Research Organization. Schedule “C” may be amended from time to time by mutual written agreement.

13.2 Sponsor Equipment will only be used to carry out the work described in the Project. The Research Organization will not be responsible for any property damage or loss to the Sponsors Equipment regardless as to how such property damage or loss occurs.

13.3 Operation, installation, maintenance and de-installation of the Sponsor Equipment will be in accordance with applicable Research Organization policies and procedures.

13.4 The Sponsor shall indemnify the Research Organization against and hold the Research Organization harmless from any and all claims, actions, suits, proceedings, costs, expenses, damages, and liabilities, including legal fees arising out of or in connection with or resulting from the use of the Sponsor Equipment, including, without limitation, the manufacture, selection, delivery, possession, use, operation or return of the Sponsor Equipment.

13.5 The Sponsor shall, at its own expense, maintain and keep in effect during the period of this Agreement, comprehensive public liability and property damage insurance in an amount acceptable to the Research Organization. In addition thereto while the Sponsor Equipment is in the Research Organization premises, it shall insure the Sponsor Equipment for the full replacement value for loss caused by fire, theft or other perils. The Sponsor shall produce upon request a certificate from the insurers outlining the terms and conditions of the policy.

13.6 The Research Organization shall retain title to any equipment other than Sponsor Equipment purchased with funds provided by the Sponsor under this Agreement.

14.0 INSURANCE

14.1 The parties acknowledge that the Research Organization has adequate liability insurance applicable to its officers, employees, and agents while acting within the scope of their employment by the Research Organization, and that the Research Organization has no liability insurance policy as such that can extend protection to any other person. Therefore, subject to

Article 16, each party hereby assumes any risks of personal injury and property damage attributable to the negligent acts or omissions of that party and its officers, employees, and agents.

15.0 GOVERNING LAW AND ARBITRATION

15.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to Article 15.2, the Supreme Court of British Columbia shall have exclusive jurisdiction over this Agreement.

15.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability, or its interpretation, said dispute shall be settled by a single arbitrator appointed pursuant to the provisions of the International Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia, Canada and the language to be used in the arbitration proceedings shall be English. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

16.0 ASSIGNMENT

16.1 This Agreement shall not be assigned by any party without the prior written consent of the others, which consent shall not be unreasonably withheld.

17.0 GUARANTEE

17.1 Genemax U.S. hereby unconditionally guarantees and promises to pay to the Research Organization any and any amounts to be paid by the Sponsor hereunder, including, without limitation, those amounts due pursuant to Article 4.1 hereof. In addition, Genemax U.S. shall cause the Sponsor to perform its obligations hereunder, failing which it shall be liable for any damages or costs incurred by the Research Organization for such breaches or defaults of the Sponsor.

18.0 NOTICES

18.1 All notices or other documents that either of the parties hereto are required or may desire to deliver to the other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or telecopy, all postage and other charges prepaid, at the address for such party set forth below or at such other address as that party may hereinafter designate in writing to the other. Any notice personally delivered or sent by telex or telecopy shall be deemed to have been given or received at the time of delivery, telexing or telecopying.

Sponsor:	The President
Genemax Pharmaceuticals Canada Inc.
1260 B 999 West Hastings Street
Vancouver, British Columbia
V6C 2W2
Telephone: (604) 683-6640
Telecopier: (604) 683-6650

Genemax U.S.:	The President
Genemax Pharmaceuticals Inc.
1260 B 999 West Hastings Street
Vancouver, British Columbia
V6C 2W2
Telephone: (604) 683-6640
Telecopier: (604) 683-6650
E-mail: handford@genemax.com

Research Organization:	The Director
The University of British Columbia
University Industry Liaison Office
I.R.C. Room 3312194 Health Sciences Mall
Vancouver, British Columbia
V6T 1Z3
Telephone: (604) 822-8580
Telecopier: (604) 822-8589

18.2 Questions or queries of a scientific nature or regarding financial matters may be directed by the Sponsor to the Research Organization through the following contacts:

Technical Matters:	Dr. Wilfred A. Jefferies
Biotechnology Lab
The University of British Columbia
Biomedical Research Center
2222 Health Sciences Mall
Vancouver, British Columbia
V6T 1Z3
Telephone: (604) 822 6961
Telecopier: (604) 822 6780

Financial Matters:	Ms. Claudia Faria
Office of Financial Services
The University of British Columbia
General Services Administration Building
2075 Wesbrook Mall
Vancouver, British Columbia
V6T 1Z1
Telephone: (604) 822-2321
Telecopier: (604) 822-2417

19.0 GENERAL

19.1 The appendices to this Agreement together with the terms and conditions contained within this Agreement constitute the entire understanding between the parties hereto and no modifications hereof shall be binding unless executed in writing by the parties hereto. The appendices will be binding upon the parties hereto except to the extent that they may conflict with the terms and conditions contained within this Agreement itself, in which case the terms and conditions of this Agreement shall govern.

19.2 In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

19.3 No condoning, excusing or overlooking by either party of any default or breach by the other party in respect of any terms of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

19.4 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

          IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement effective as of the beginning of the Contract Period, regardless of the date of execution.

Signed for and on behalf of	/s/ RONALD L. HANDFORD

GENEMAX PHARMACEUTICALS CANADA INC.	Name: RONALD L. HANDFORD
by its duly authorized officer:	Title: PRESIDENT & CEO

Signed for and on behalf of	/s/ RONALD L. HANDFORD

GENEMAX PHARMACEUTICALS INC.	Name: RONALD L. HANDFORD
by its duly authorized officer:	Title:

Signed for and on behalf of	ANGUS LIVINGSTONE

THE UNIVERSITY OF BRITISH COLUMBIA	Angus Livingstone, Managing Director
by its duly authorized officer:	University — Industry Liaison Office

I have read and understood the foregoing Agreement and understand my responsibilities as the Investigator:

/s/ WILFRED A. JEFFERIES DR. WILFRED A. JEFFERIES,
Biotechnology Laboratory, The University of British Columbia

SCHEDULE “A”

LICENSE AGREEMENT

LICENCE AGREEMENT

BETWEEN:

The University of British Columbia, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1W5

(the “University”)

AND:

Genemax Pharmaceuticals Inc., a corporation incorporated under the laws of the State of Delaware and having a business office at 1260 — 999 West Hastings Street, Vancouver, BC V6C 2W2

(the “Licensee”)

AND:

Dr. Wilfred A. Jefferies, Professor, with an office at 2222
Health Sciences Mall, Vancouver, BC-V6T 1Z3

(“Jefferies”)

WHEREAS:

A. The University has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to Methods of Enhancing Expression of MHC-Class 1 Molecules Bearing Endogenous Peptides, and Methods of Identifying MHC-Class 1 Restricted Antigens Endogenously Processed by a Cellular Secretory Pathway, which research was undertaken by Dr. Wilfred Jefferies and his research group in the Biotechnology Laboratory at the University;

B. The University is desirous of entering into this agreement (the “Agreement”) with the objective of furthering society’s use of its advanced technology, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

C. The Licensee is desirous of the University granting an exclusive world-wide licence to the Licensee to use or cause to be used the Technology to manufacture, distribute, market, sell, lease and/or license or sublicense products derived or developed from such technology and to sell the same to the general public during the term of this Agreement.

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

1.0 DEFINITIONS:

1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

(a)	“Accounting”: an accounting statement setting out in detail how the amount of Revenue was determined;

(b)	“Affiliated Company” or “Affiliated Companies”: two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned or controlled beneficially by the same person, corporation or other legal entity;

(c)	“Confidential Information”: any part of the Information which is designated by the University as confidential, whether orally or in writing but excluding any part of the Information:

(i)	possessed by the Licensee prior to receipt from the University, other than through prior disclosure by the University, as evidenced by the Licensee’s business records;

(ii)	published or available to the general public otherwise than through a breach of this Agreement;

(iii)	obtained by the Licensee from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the University; or

(iv)	independently developed by employees, agents or consultants of the Licensee who had no knowledge of or access to the University’s Information as evidenced by the Licensee’s business records;

(d)	“Date of Commencement” or “Commencement Date”: this Agreement will be deemed to have come into force on the Date of Commencement which shall be the 6 day of March, 2000, and shall be read and construed accordingly;

(e)	“Effective Date of Termination”: the date on which this Agreement is terminated pursuant to Article 18;

(f)	“Improvements”: any and all improvements, variations, updates, modifications, enhancements and alterations directly related to the Technology which are invented,

developed and/or acquired after the Date of Commencement by the University or the Licensee, their employees, servants, agents, sublicensees or subcontractors, whether patentable or not, which:

(1)	if patentable, which claim priority from any of the patents or patent applications which comprise the Technology and cannot be used or practised without a license of the Technology; or

(2)	if not patentable, which relate directly to the Technology;

(7)	“Information”: any and all Technology and any and all Improvements, the terms and conditions of this Agreement and any and all oral, written, electronic or other communications and other information disclosed or provided by the parties including any and all analyses or conclusions drawn or derived therefrom regarding this Agreement and information developed or disclosed hereunder, or any party’s raw materials, processes, formulations, analytical procedures, methodologies, products, samples and specimens or functions;

(8)	“Product(s)”: goods manufactured in connection with the use of all or some of the Technology and/or any Improvement;

(9)	“Technology”: any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, prior to the Date of Commencement by the University or the Licensee relating to the technology described in Schedule “A” hereto, as amended from time to time, including, without limitation, all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same; and

(10)	“UBC Trade-marks”: any mark, trade-mark, service mark, logo, insignia, seal, design, symbol, or device used by the University in any manner whatsoever.

2.0 PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

2.1 The parties hereto hereby acknowledge and agree that the University owns any and all right, title and interest in and to the Technology, as well as any and all Improvements.

2.2 The Licensee shall, at the request of the University, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology and any Improvements remains with the University.

2.3 On the last working day of June of each and every year during which this Agreement remains in full force and effect the Licensee shall deliver in writing the details of any and all Improvements which the Licensee and any sublicensees of the Licensee have developed and/or acquired during the previous twelve month period.

3.0 GRANT OF LICENCE:

3.1 In consideration herein, and the covenants on the part of the Licensee contained herein, the University hereby grants to the Licensee an exclusive world-wide licence to use and sublicense the Technology and any Improvements and to manufacture, distribute and sell Products on the terms and conditions hereinafter set forth during the term of this Agreement.

3.2 The licence granted herein is personal to the Licensee and is not granted to any Affiliated Company or Affiliated Companies.

3.3 The Licensee shall not cross-license the Technology or any Improvements without the prior written consent of the University.

3.4 Notwithstanding paragraph 3.1 herein, the parties acknowledge and agree that the University may use the Technology and any Improvements without charge in any manner whatsoever for research, scholarly publication, educational or other non-commercial uses.

3.5 As part of the consideration for the rights granted by the University to the Licensee hereunder, the Licensee agrees to pay to the University as an initial licence fee the sum of $113,627.32 (Canadian funds). The said sum shall be paid concurrently with the execution of this Agreement. Neither all nor any portion of the said sum shall be refundable to the Licensee under any circumstances. This sum is equal to all patent costs paid by the University in connection with the Technology up to February 7th 2000.

3.6 Upon execution of this Agreement the University may register a financing statement with respect to this Agreement under the provisions of the Personal Property Security Act of British Columbia and/or under the provisions of similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business. All costs associated with the registrations contemplated by this paragraph 3.6 shall be paid for by the Licensee.

3.7 The Licensee shall give written notice to the University if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia prior to beginning business in that other jurisdiction.

3.8 If the University has registered one or more financing statements as set forth in paragraph 3.6, the Licensee shall give written notice to the University of any and all changes of jurisdiction within or outside of Canada in which it is carrying on business and/or any and all changes in jurisdiction of its chief place of business within or outside of Canada and shall file the appropriate documents in the various provincial Personal Property Registries or similar registries within or outside of Canada to document such changes in jurisdiction and furnish the University with a copy of the verification with respect to each such filing within 15 calendar days after receipt of same. All costs associated with the registrations contemplated by this paragraph 3.8 shall be paid for by the Licensee.

4.0 EQUITY:

4.1 On or before the date of execution of this Agreement the Licensee shall issue to the University 500,000 common shares (the “Shares”) of the Licensee’s share capital. The Shares shall be free from any pooling or escrow requirements and hold periods save and except as required by applicable securities laws. The Licensee shall provide to the University concurrently with the issuance of the Shares:

(a)	a written assurance that all applicable securities laws have been complied with in connection with the issuance of the Shares; and

(b)	confirmation that the Shares represent 500,000 of the 8,100,000 founders’ common shares in the capital of the Licensee which are to be issued and outstanding in the share capital of the Licensee prior to the Licensee’s issuance of any further common shares pursuant to any private and/or public equity financing undertaken by the Licensee.

5.0 SUBLICENSING:

5.1 The Licensee shall have the right to grant sublicences to Affiliated Companies and other third parties with respect to the Technology and any Improvements with the prior written consent of the University, such consent not to be unreasonably withheld. The Licensee will furnish the University with a copy of each sublicence granted within 30 days after execution.

5.2 Any sublicence granted by the Licensee shall be personal to the sublicensee and shall not be assignable without the prior written consent of the University. Such sublicences shall contain covenants by the sublicensee to observe and perform similar terms and conditions to those contained in this Agreement.

5.3 Prior to the beginning of a sublicence agreement the Licensee shall give written notice to the University as to which jurisdictions the applicable sublicensee is carrying on business in. Within five calendar days of being aware of the same the Licensee shall provide written notice to the University if any sublicensee is carrying on business in a jurisdiction outside of British Columbia.

5.4 If the University has registered one or more financing statements as set forth in paragraph 3.6, the Licensee shall register a financing change statement under the provisions of the Personal Property Security Act of British Columbia and/or under the provisions of similar legislation in those jurisdictions in which each sublicensee carries on business or has its chief place of business in order to add each sublicensee as an additional debtor to the registration referred to in paragraph 3.6 forthwith upon execution of each sublicence, and shall furnish the University with a copy of the verification statement with respect to each such filing within 15 calendar days after receipt of same. All costs associated with the filings contemplated by this paragraph 5.0 shall be paid for by the Licensee. The Licensee shall give written notice to the University of any and all changes of jurisdiction within or outside of Canada in which each sublicensee is carrying on business and/or any and all changes in jurisdiction of each sublicensee’s chief place of business and shall file the appropriate documents in the various provincial Personal Property Registries or similar registries within or outside of Canada to document such changes in jurisdiction.

6.0 PATENTS:

6.1 The Licensee shall have the right to identify any process, use or products arising out of the Technology and any Improvements that may be patentable and the University shall, upon the request of the Licensee, take all reasonable steps to apply for a patent in the name of the University provided that the Licensee pays all costs of applying for, registering and maintaining the patent in those jurisdictions in which the Licensee might designate that a patent is required.

6.2 In the event of the issuance of a patent, the Licensee shall have the right to become, and shall become the Licensee of the same, all pursuant to the terms contained herein.

6.3 Within 30 calendar days of presentation of receipts and/or invoices by the University to the Licensee, the Licensee will reimburse the University for all costs incurred with respect to any and all patents relating to the Technology and any Improvements licensed hereunder, and with respect to any and all maintenance fees for any and all patents relating to the Technology and any Improvements licensed hereunder.

6.4 The Licensee will reimburse the University for any patent costs for the Technology incurred after February 7th 2000. The University will invoice patent costs to the Licensee on a quarterly basis commencing on the first quarter following the Date of Commencement.

7.0 DISCLAIMER OF WARRANTY:

7.1 The University makes no representations, conditions or warranties, either express or implied, with respect to the Technology or any Improvements or the Products. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements or the Products:

(1)	shall correspond with a particular description;

(2)	are of merchantable quality;

(3)	are fit for a particular purpose; or

(4)	are durable for a reasonable period of time.

The University shall not be liable for any loss, whether direct, consequential, incidental, or special which the Licensee suffers arising from any defect, error, fault or failure to perform with respect to the Technology or any Improvements or Products, even if the University has been advised of the possibility of such defect, error, fault or failure. The Licensee acknowledges that it has been advised by the University to undertake its own due diligence with respect to the Technology and any Improvements.

7.2 Nothing in this Agreement shall be construed as:

(1)	a warranty or representation by the University as to title to the Technology and/or any Improvement or that anything made, used, sold or otherwise disposed of under the licence granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights;

(2)	an obligation by the University to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights; or

(3)	the conferring by the University of the right to use in advertising or publicity the name of the University or the UBC Trademarks.

7.3 Notwithstanding paragraph 7.2, in the event of an alleged infringement of the Technology or any Improvements, or any right with respect to the Technology or any Improvements, the Licensee shall have, upon receiving the prior written consent of the University, the right to prosecute litigation designed to enjoin infringers of the Technology or any Improvements. Provided that it has first granted its prior written consent, the University agrees to co-operate to the extent of executing all necessary documents and to vest in the Licensee the right to institute any such suits, so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Licensee and in such event all recoveries shall enure to the Licensee.

7.4 In the event that any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee with respect to the use of the Technology or any Improvements or the manufacture, use or sale of the Products, the following procedure shall be adopted:

(1)	the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee;

(2)	except as provided in subparagraph 7.4(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by the Licensee or any sublicensee of the Licensee, as the case may be;

(3)	no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by the University, such approval not to be unreasonably withheld;

(4)	the University may elect to participate formally in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by the University (subject to the possibility of recovery of some or all of such additional expenses from the complainant); and

(5)	notwithstanding paragraph 7.3, if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

8.0 INDEMNITY AND LIMITATION OF LIABILITY:

8.1 The Licensee hereby indemnifies, holds harmless and defends the University, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee or its sublicensees or their respective customers or end-users howsoever the same may arise.

8.2 Subject to paragraph 8.3, the University’s total liability, whether under the express or implied terms of this Agreement in tort (including negligence), or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by the University, its Board of Governors, officers, employees, faculty, students or agents, shall be limited to the amount of $5,000.00 (Canadian).

8.3 In no event shall the University be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

8.4 No action, whether in contract or tort (including negligence), or otherwise arising out of or in connection with this Agreement, may be brought by the Licensee more than six months after the cause of action has occurred.

9.0 PUBLICATION AND CONFIDENTIALITY:

9.1 The Information shall be developed, received and used by the Licensee solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions as set forth in this Article 9.0.

9.2 The Licensee shall keep and use all of the Confidential Information in confidence and will not, without the University’s prior written consent, disclose any Confidential Information to any person or entity, except those of the Licensee’s officers, employees, professional advisors, consultants, servants, agents and assigns who require said Confidential Information in performing their obligations under this Agreement or in connection with services provided to the Licensee in conjunction with this Agreement. The Licensee covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Confidential Information to its officers, employees, professional advisors, consultants, servants or agents and to take the appropriate non-disclosure agreements from any and all persons who may have access to the Confidential Information.

9.3 The Licensee shall not use, either directly or indirectly, any Confidential Information for any purpose other than as set forth herein without the University’s prior written consent, which consent shall not be unreasonably withheld.

9.4 In the event that the Licensee is required by judicial or administrative process to disclose any or all of the Confidential Information, the Licensee shall promptly notify the University and allow the University reasonable time to oppose such process before disclosing any Confidential Information.

9.5 Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 9.0 shall survive and be binding upon the Licensee, its successors and assigns.

9.6 The University shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications accounts of its research relating to the Information, provided that with respect to Confidential Information only, the Licensee shall have been furnished copies of the disclosure proposed therefor at least 60 calendar days in advance of the presentation or publication date and does not within 30 calendar days after receipt of the proposed disclosure object to such presentation or publication. Any objection to a proposed presentation or publication shall specify the portions of the presentation or publication considered objectionable (collectively the “Objectionable Material”). Upon receipt of notification from the Licensee that any proposed publication or disclosure contains Objectionable Material, the University and the Licensee shall work together to revise the proposed publication or presentation to remove or alter the Objectionable Material in a manner acceptable to the Licensee, in which case the Licensee shall withdraw its objection. In the event that an objection is made, disclosure of the Objectionable Material shall not be made for a period of 6 months after the date the Licensee has received the proposed publication or presentation relating to the Objectionable Material. The University shall co-operate in all reasonable respects in making revisions to any proposed disclosures if considered by the Licensee to contain Objectionable Material. The University shall not be restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. After the 6 month period has elapsed the University shall be free to present and/or publish the proposed publication or presentation whether or not it contains Objectionable Material.

9.7 The Licensee requires of the University, and the University agrees insofar as it may be permitted to do so at law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties, as the Licensee claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees.

Notwithstanding anything contained in this Article, the parties hereto acknowledge and agree that the University may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any Improvements.

10.0 PRODUCTION AND MARKETING:

10.1 The Licensee will not use any of the UBC Trade-marks or make reference to the University or its name in any advertising or publicity whatsoever, without the prior written consent of the University, such consent not to be unreasonably withheld, except as required by law. Without limiting the generality of the foregoing, the Licensee shall not issue a press release with respect to this Agreement or any activity contemplated herein without the prior review and approval of the same by the University, such approval not to be unreasonably withheld, except as required by law. If the Licensee is required by law to act in contravention of this paragraph, the Licensee shall provide the University with sufficient advance notice in writing to permit the University to bring an application or other proceeding to contest the requirement.

10.2 The Licensee will not register or use any trade-marks in association with the Products without the prior written consent of the University, such consent not to be unreasonably withheld.

10.3 The Licensee will pay the University an annual license maintenance fee of $1000.00 (Canadian) due on the first anniversary of the Date of Commencement and annually thereafter.

11.0 PERFORMANCE OBLIGATIONS OF THE LICENSEE:

11.1 The Licensee shall use its reasonable commercial efforts to promote, market and sell the Products and utilize the Technology and any Improvements and to meet or cause to be met the market demand for the Products and the utilization of the Technology and any Improvements.

11.2 The Licensee will provide the University with a copy of the Licensee’s detailed business plan and any documents prepared for the purpose of selling securities in the Licensee, prior to the execution of this Agreement.

11.3 The Licensee will, within three months of the Date of Commencement recruit a board of directors and the University will have observer status on the board for two years. Such observer will be entitled to attend all meetings of the Directors of the Licensee and receive copies of all materials and documents provided to such directors, but shall not be permitted to cast a vote at such meetings of the Directors.

11.4 On or before the date of execution of this Agreement, the Licensee will provide the University with written confirmation that the Licensee has raised not less than $1,000,000 (Canadian) through the sale of its common shares.

11.5 Within six months of the date of execution of this Agreement the Licensee shall recruit a scientific advisory board conversant with the development objectives of the Licensee and including, without limitation, at least one clinical practitioner familiar with cancer treatment.

12.0 REMEDY OF UNIVERSITY FOR BREACH UNDER PARAGRAPH 11.1:

12.1 In the event that the University is of the view that the Licensee is in breach of paragraph 11.1, the University shall notify the Licensee and the parties hereto shall appoint a mutually acceptable person as an independent evaluator to conduct the evaluation set forth in paragraph 12.2. In the event that the parties cannot agree on such an evaluator, the appointing authority shall be the British Columbia International Commercial Arbitration Centre.

12.2 The evaluator described in paragraph 12.1 shall review the efforts made by the Licensee with respect to the promotion, marketing and sale of the Products and the Technology and any Improvements. If said evaluator determines that the Licensee is in breach of paragraph 11.1, then the University shall have the right to terminate this Agreement as provided in paragraph 19.1, or to continue the licence granted hereunder as a non-exclusive licence rather than an exclusive licence but with all other terms and conditions of this Agreement unchanged. If said evaluator determines that the Licensee is not in breach of paragraph 11.1, then the University shall not terminate this Agreement for breach of paragraph 11.1, nor shall it change the nature of the licence granted hereunder from exclusive to non-exclusive.

12.3 The University may not call for more than one evaluation pursuant to paragraph 12.2 in each calendar year. The cost of an evaluation hereunder shall be borne 50% by the Licensee and 50% by the University.

13.0 ACCOUNTING RECORDS:

13.1 The Licensee shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and records of business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement, and the Licensee shall cause its sublicensees to keep similar accounts and records.

13.2 The Licensee shall retain the accounts and records referred to in paragraph 13.1 above for at least three years after the date upon which they were made and shall permit any duly authorized representative of the University to inspect such accounts and records during normal business hours of the Licensee at the University’s expense. The Licensee shall furnish such reasonable evidence as such representative will deem necessary to verify the accounting and will permit such representative to make copies of or extracts from such accounts, records and agreements at the University’s expense.

13.3 During the term of this Agreement, and thereafter, the University shall use reasonable efforts to ensure that all information provided to the University or its representatives pursuant to this Article remains confidential and is treated as such by the University.

14.0 INSURANCE:

14.1 At least 60 calendar days prior to the first sale of a Product or clinical or other testing using human subjects using a Product, then the Licensee shall procure and maintain, during the term of this Agreement, the insurance outlined in paragraphs 14.2 and 14.3 and otherwise comply with the insurance provisions contained at paragraph 14.2 and 14.3.

14.2 One month prior to the first sale of a Product or clinical or other testing using human subjects using a Product, the Licensee will give notice to the University of the terms and amount of the public liability, product liability and errors and omissions insurance which it has placed in respect of the same, which in no case shall be less than the insurance which a reasonable and prudent businessman carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include the University, its Board of Governors, faculty, officers, employees, students, and agents as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be cancelled or materially altered except upon at least 30 calendar days’ prior written notice to the University. The University shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein. The Licensee shall provide the University with certificates of insurance evidencing such coverage no later than 7 calendar days before commencement of sales of any Product or clinical or other testing using human subjects using a Product and the Licensee covenants not to sell, any Product before such certificate is provided and approved by the University, or to sell or test any Product at any time unless the insurance outlined in this paragraph 14.2 is in effect.

14.3 The Licensee shall require that each sublicensee under this Agreement shall procure and maintain, during the term of the sublicense, public liability, product liability and errors and omissions insurance in reasonable amounts, with a reputable and financially secure insurance carrier. The Licensee shall use its best efforts to ensure that any and all such policies of insurance required pursuant to this clause shall contain a waiver of subrogation against the University, its Board of Governors, faculty, officers, employees, students, and agents.

15.0 ASSIGNMENT:

15.1 The Licensee will not assign, transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the University, such consent not to be unreasonably withheld.

15.2 The University shall have the right to assign its rights, duties and obligations under this Agreement to a company or society of which it is the sole shareholder, in the case of a company or of which it controls the membership, in the case of a society. In the event of such an assignment, the Licensee will release, remise and forever discharge the University from any and all obligations or covenants, provided however that such company or society, as the case may be, executes a written agreement which provides that such company or society shall assume all such obligations or covenants from the University and that the Licensee shall retain all rights granted to the Licensee pursuant to this Agreement.

16.0 GOVERNING LAW AND ARBITRATION:

16.1 This Agreement shall be governed by and construed in accordance with the laws, of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to paragraphs 16.2 and 16.3, the British Columbia Supreme Court shall have exclusive jurisdiction over this Agreement.

16.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia. The language to be used in the arbitration proceedings shall be English.

16.3 Clause 16.2 of this Article shall not prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

17.0 NOTICES:

17.1 All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or telecopy, all postage and other charges prepaid; at the address for such party set forth below or at such other address as any party may hereinafter designate in writing to the other party. Any notice personally delivered or sent by telex or telecopy shall be deemed to have been given or received at the time of delivery, telexing or telecopying. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of 5 calendar days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

If to the University:	The Managing Director
University — Industry Liaison Office
University of British Columbia
IRC 331 — 2194 Health Sciences Mall
Vancouver, BC V6T 1Z3
	Telephone:	(604) 822-8580
	Telecopier:	(604) 822-8589

If to the Licensee:	CEO
GBNEMAX PHARMACEUTICALS INC.,
1260 - 999 West Hastings Street,
Vancouver, BC V6C 2W2
	Telephone:	(604) 683 6640
	Telecopier:	(604) 683 6650

If to Jefferies:	Dr. Wilfred A. Jefferies, Professor
2222 Health Sciences Mall
Vancouver, BC V6T 1Z3
	Telephone:	(604) 822-6961
	Telecopier:	(604) 822-7815

18.0 TERM:

18.1 This Agreement and the licence granted hereunder shall terminate on the expiration of a term of 15 years from the Date of Commencement or the expiration of the last patent obtained pursuant to Article 7 herein, whichever event shall last occur, unless earlier terminated pursuant to Article 19 herein.

19.0 TERMINATION:

19.1 This Agreement shall automatically and immediately terminate without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purport, is commenced by or against the Licensee.

19.2 The University may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Licensee:

(1)	if the Licensee becomes insolvent;

(2)	if any execution, sequestration, or any other process of any court becomes enforceable against the Licensee or if any such process is levied on the rights under this Agreement or upon any of the monies due to the University and is not released or satisfied by the Licensee within 30 calendar days thereafter;

(3)	if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

(4)	if the Licensee is more than 30 calendar days in arrears of any monies that are due to the University under the terms of this Agreement;

(5)	if the Technology or any Improvements becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee;

(6)	if the Licensee ceases or threatens to cease to carry on its business;

(7)	if any part of the Licensee’s business relating to this Agreement is transferred to a subsidiary or associated company without the prior written consent of the University, such consent not to be unreasonably withheld except as provided in paragraph 19.3;

(8)	if the Licensee commits any breach of any of paragraphs 4.1, 10.1,10.2 and 14;

(9)	if it is determined, pursuant to paragraph 12.2, that the Licensee is in breach of paragraph 11.1; or

(10)	if any sublicensee of the Licensee is in breach of its sublicence agreement with the Licensee and the Licensee does not cause such sublicensee to cure such default within 30 calendar days of receipt of written notice from the University requiring that the Licensee cause such sublicensee to cure such default, or failing such cure terminate such sublicense.

19.3     The University shall not withhold its consent pursuant to subparagraph 19.2(g) unless the granting of such consent would result in the University having a contractual relationship with an entity with whom the University is prohibited from contracting with pursuant to its then existing policies.

19.4     Other than as set out in paragraphs 19.1 and 19.2, if either party shall be in default under or shall fail to comply with the terms of this Agreement then the non-defaulting party shall have the right to terminate this Agreement by written notice to that effect if:

(1)	such default is reasonably curable within 30 calendar days after receipt of notice of such default and such default or failure to comply is not cured within 30 calendar days after receipt of written notice thereof, or

(2)	such default is not reasonably curable within 30 calendar days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply.

19.5 If this Agreement is terminated pursuant to any of paragraphs 19.1, 19.2, or 19.4, the Licensee shall make any payments accrued to the University prior to termination as set out in paragraphs 6.3 and 10.3 , and the University may proceed to enforce payment of all outstanding payment owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity, successively or concurrently, at the option of the University. Upon any such termination of this Agreement, the Licensee shall forthwith deliver up to the University all Technology and any Improvements in its possession or control and shall have no further right of any nature whatsoever in the Technology or any Improvements. On the failure of the Licensee to so deliver up the Technology and any Improvements, the University may immediately and without notice enter the Licensee’s premises and take possession of the Technology and any Improvements. The Licensee will pay all charges or expenses incurred by the University in the enforcement of its rights or remedies against the Licensee and including, without limitation, the University’s legal fees and disbursements on an indemnity basis.

19.6 The Licensee shall cease to use the Technology or any Improvements in any manner whatsoever or to manufacture or sell the Products within 5 calendar days from the Effective Date of Termination. The Licensee shall then deliver or cause to be delivered to the University an accounting within 30 days from the Effective Date of Termination. The accounting will specify, in or on such terms as the University may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Date of Termination. The University will instruct that the unsold Products be stored, destroyed, or sold under its direction, provided the Agreement was terminated pursuant to paragraphs 19.2 or 19.4. Without limiting the generality of the foregoing, if the Agreement was terminated pursuant to paragraph 19.1, the unsold Products will not be sold by any party without the prior written consent of the University.

19.7 Notwithstanding the termination of this Agreement, paragraph 13.1 shall remain in full force and effect until three years after any other claim or claims of any nature or kind whatsoever of the University against the Licensee has been settled.

20.0 MISCELLANEOUS COVENANTS OF LICENSEE:

20.1 The Licensee hereby represents and warrants to the University that the Licensee is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

20.2 The Licensee represents and warrants that it has the expertise necessary to handle the Technology and any Improvements with care and without danger to the Licensee, its employees, agents, or the public. The Licensee shall not accept delivery of the Technology or any Improvements until it has requested and received from the University all necessary information and advice to ensure that it is capable of handling the Technology and any Improvements in a safe and prudent manner.

20.3 The Licensee shall comply with all laws, regulations and ordinances, whether Federal, Provincial, Municipal or otherwise, with respect to the Technology and any Improvements and/or this Agreement.

20.4 Upon the presentation of itemized bills to the Licensee by the University, the Licensee shall pay all reasonable legal expenses and costs incurred by the University in respect of any consents and approvals required from the University in connection with the entering into of this Agreement, and including but not limited to expenses and costs in respect of the University’s review of any sublicences to be granted by the Licensee.

20.5 The Licensee shall pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement, and including,

but not limited to, tax which the Licensee is required to withhold or deduct from payments to the University. The Licensee will furnish to the University such evidence as may be required by Canadian authorities to establish that any such tax has been paid.. If the University is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee shall pay such tax to the University on demand.

21.0 COVENANTS OF JEFFERIES

21.1 Jefferies acknowledges that under the terms of his employment with the University, the Technology and any Improvements are the property of the University and pursuant to the University’s Patent and Licensing Policy, he is entitled to certain present benefits and possible future benefits arising from the commercialization of the Technology, and Jefferies acknowledges and agrees that he has elected to and does hereby waive his entitlement to all such benefits absolutely.

21.2 Jefferies acknowledges that any Improvements with respect to the Technology which are developed, invented or discovered while Jefferies is an employee of the University shall be the absolute property of the University and shall become a part of and be subject to the terms of this Agreement.

21.3 By electing to waive his entitlement in all benefits accruing under the Patent and Licensing Policy as referred to in paragraph 21. 1 above, and by entering into this Agreement, Jefferies acknowledges that he has not sought nor been given any legal advice by any University employee nor the University’s legal counsel.

22.0 GENERAL:

22.1 The Licensee shall permit any duly authorized representative of the University, during normal business hours and at the University’s sole risk and expense, to enter upon and into any premises of the Licensee for the purpose of inspecting the Products and the manner of their manufacture and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

22.2 Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party’s name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

22.3 Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

22.4 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos or conditions of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

22.5 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

22.6 Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

22.7 The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement or any provisions thereof for any reason whatsoever.

22.8 In the event that any Article, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

22.9 The parties hereto acknowledge that the law firm of Richards Buell Sutton has acted solely for the University in connection with this Agreement and that the Licensee have been advised to seek independent legal advice in connection with its review and execution of this Agreement.

22.10 This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

22.11 Time shall be of the essence of this Agreement.

22.12 Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

          IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement on the 6 day of March, 2000 but effective as of the Date of Commencement.

SIGNED FOR AND ON BEHALF OF	)
the university of british columbia	)
by its duly authorized officers:	)
)
/s/ Angus Livingstone	)
Authorized Signatory	)
)
)
Authorized Signatory	)

SIGNED FOR AND BEHALF OF	)
genemax pharmaceuticals inc.	)
by its duly authorized officer:	)
)
)
/s/ Ronald L. HandFord	)
Authorized Signatory	)

WITNESSED BY:		) ) )
/s/ P. R. Wells		)	/s/ Wilfred A. Jefferies
Signature	P. R. Wells	)	dr. wilfred A. jefferies
	UBC	)
Address	IRC 331 2194)
	Health Science Mall,	)
	Vancover	)
V6T 123)

SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

UILO 95-015 Method of Enhancing Expression of MHC-Class 1 Molecules Bearing Endogenous Peptides and any and all improvements, variations, updates, modifications, and enhancements thereto, and

UILO 95-010 Method of Identifying MHC-Class 1 Restricted Antigens Endogenously Processed by a Cellular Secretory Pathway and any and all improvements, variations, updates, modifications, and enhancements thereto

Patent numbers:

UILO 95-015
US SN 08/817,731 (Application)
Japan SN 510486/1996 (Application)
Europe Designating: France, UK, Germany, Switzerland
SN 95931866.8 (Application)

UILO 95-010
US 5,792,604 (Issued)
Japan SN 532142/1997 (Application)
Europe, Designating all countries: EP 97906062.1 (Application)

SCHEDULE “B”

DESCRIPTION OF “PROJECT”

Research Plan:

Objective: To develop an intervention strategy that will stimulate the immune system to recognize TAP-1 deficient tumors.

Specific Aims:

1.	Engineer recombinant gene transfer vectors containing TAP-1 gene.

2.	Screen and select tumor cell lines and resected tumors for TAP-1 deficiency.

3.	Treat mice bearing TAP-1 deficient tumors with gene transfer vectors containing TAP-1 gene.

4.	Determine tumor antigens and specific CTL responses in treated mice.

5.	Begin phase 1 clinical trial in humans.

Development Program

The first year of the research program includes three parallel projects.

1.	Selection, construction and testing of gene transfer vectors.

2.	Screening of murine tumor cell lines for TAP deficiency. Transfection of cell lines with TAP-1 and selection of clones that express TAP.

3.	Optimize treatment of CMT.64 tumor bearing mice with vaccinia TAP-1 vector by titration of tumor load and vector dose.

4.	Establish Scientific Advisory Board

The second year of the program will focus on preparation for IND submission to FDA.

1.	Development of protocols for ADME and toxicology studies for GLP.

2.	Production of gene therapy vector in GMP facility

3.	Development of clinical protocol for phase I (GCP)

The third year of the program will focus on clinical trials.

GeneMax Pharmaceuticals Inc.

Work Plan:

Project Title: Novel Immunotherapy for Malignant Carcinoma

Background: Many cancers exist because the immune system is unable to detect the malignant cells. In a significant number of tumors, antigen presentation by MHC class I is impaired because of low or absent expression of transporters associated with antigen processing protein, TAP-1 and TAP-2. The low expression of TAP molecules inhibits the formation of the ternary complex composed of tumor antigen peptide, MHC class I and b2. This results in a lack of cell surface MHC class I expression and tumor antigen presentation. As a consequence, specific cytotoxic T lymphocytes (CTL) are unable to recognize and destroy the malignant cells. We plan to develop a gene therapy that will increase TAP expression in TAP deficient tumors leading to reconstitution of MHC class I expression and tumor antigen presentation. This will in turn invoke a specific CTL response killing the malignant cells thus providing protection against tumor induced mortality.

As an initial proof of concept, murine small cell lung carcinoma cells (CMT.64), deficient in both TAP-1 and TAP-1 subunits, were transfected with the cDNA for TAP-1 alone. The transfected cells were transferred into syngenic mice (C57 B1/6J). As a control for TAP-1 activity, wild type CMT.64 cells were transferred into mice. Eighty percent of the mice given TAP-1 transfected CMT.64 cells, survived. No mice survived the transfer of control wild type CMT.64 cells. In addition we showed that the transfected tumor cells were killed by a specific CTL response. The increased expression of TAP-1 by the tumor cells stimulated the immuno-surveillance networks of the mice to kill the tumors.

As an intervention strategy we constructed a recombinant gene transfer vector (Vaccinia Virus (VV)) containing the TAP-1 gene (VV-TAP-1). We transferred 105 CMT.64 tumor cells into mice. On the first and seventh day after tumor transfer mice were inocultated with 106 pfu of VV-TAP-1. Mice treated with the VV-TAP-1 lived twice as long as control mice after 90 days with 25% of the treated mice cured. No mice treated with the control vector survived. We propose to develop further this intervention strategy in order stimulate a specific CTL response against TAP deficient tumors.

GeneMax Pharmaceuticals Inc.

UBC Research Agreement

Project Title:

Biologic Screen for Identifying Immuno-modulating Drugs and Tumor Antigens

Background and Description of Technology

Cytotoxic T-lymphocytes (CTL) recognize antigenic peptides bound to MHC class I molecules on the surface of cells infected with virus. Antigenic peptides are predominantly generated from cyoplasmic proteins by the action of the proteasome, a multi-catylitic proteinase complex. The peptides enter the endoplasmic reticulum by the transports associated with antigen processing (TAP) and bind to the MHC class I molecules before transport to the cell surface. Recently the active secretion of antigenic peptides derived from the vesicular stomatitis virus nucleoprotein independent of MHC class I but dependant of TAP expression has been discovered. These secreted peptides can bind to empty MHC class I molecules on the surface of uninfected cells making then susceptible to specific CTL killing. This phenomenon, if generalized to other antigens, is the basis for an assay that can measure the modulation of the MHC class I restricted antigen-processing pathway. These peptides if overproduced or unbound to MHC class I are secreted into the medium. The medium is transferred to uninfected cells and the secreted peptides bind to empty MHC class I molecules on the cell surface. These cells are now susceptible to specific CTL killing. The amount of killing is proportional to the amount of antigenic peptide transferred in the medium. In this way the activity of the antigen-processing pathway in response to a combinatorial chemistry library or natural product library can be quantified. This will allow the identification of lead drug candidates that either stimulate or inhibit antigen production. These molecules will become lead drug candidates in diseases such as cancer, autoimmune diseases, graft versus host disease (transplant tissue rejection), and infectious disease.

Research Plan:

Objective: To develop an assay to identify immuno-modulatory compounds.

Specific Aims:

1.	Generalize the assay

2.	Simplify assay protocol

3.	Obtain and screen combinatorial and natural product libraries.

4.	Partner with firms for further development lead drug candidates.

The first year of the research program includes three parallel projects.

1.	In order to generalize the assay the secretion of other antigens will be investigated.

2.	The reporter system of the assay will be modified to use fluorescence instead of radioactivity.

3.	Synthesize combinatorial libraries of organic molecules and peptides.

The second year of the research program includes:

1.	Screening of combinatorial libraries for compounds that either inhibit or stimulate antigen secretion.

2.	Identify target of stimulatory and inhibitory compounds.

3.	Partner with other firms to develop further lead drug candidates.

Position	Salary per annum	Benefits	Total
Research Associate	45,000	9,900	54,900
post-doc	32,000	7,040	39,040
post-doc	32,000	7,040	39,040
Research Assistant V	40,000	8,800	48,800
Research Assistant III	30,000	6,600	36,600
Research Assistant III	30,000	6,600	36,600
Research Assistant III	30,000	6,600	36,600
SUM
7	239,000	52,580	291,580

Consumables	70,000

Sub total	361,580

Overhead 38%	137,400

Total	498,980

SCHEDULE “C”

LIST OF “SPONSOR EQUIPMENT”

Tissue Culture

2 tissue C02 incubators
1 inverted microscope
1 shaking water bath
1 liquid nitrogen flask

Centrifuge

2 bench top microcentriruges
1 refrigerated centrifuge for cells

Refrigerators

1 4°C refrigerator
1 -20°C freezer

Analytic Equipment

Spectrophotometer
PCR thermocycler
1 flourescence microscope
1 flouresence plate reader

General Laboratory Equipment

3 vortex genie
1 dry bath
2 orbital shakers
1 rocker shaker
pH meter and electrode
2 stirring hot plates
2 stirring plates
3 water baths
1 37°C incubator for bacteria
1 incubator shaker for bacteria
Deionized water system
3 - 1000 pipette
3 - 200 pipette
3 - 20 pipette
1 - 2 pipette
3 pipette aid

Electrophoresis

3 power supplies
3 gel electrophoresis apparatuses for SDS-PAGE
3 gel electrophoresis apparatuses for agarose
1 gel drying system
UV light box and camera
4 x-ray film cassette
1 geiger counter hand held monitor
1 Perspex radiation shield
1 small Perspex radiation shield storage box
1 large Perspex radiation shield storage box

1 Dissecting scope
1 fiber optic lamp
1 peristaltic pump